UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2015

SELECT MEDICAL HOLDINGS CORPORATION

SELECT MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34465	20-1764048
Delaware	001-31441	23-2872718
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number)	Identification No.)

4714 Gettysburg Road, P.O. Box 2034

Mechanicsburg, PA 17055

(Address of principal executive offices)  (Zip Code)

(717) 972-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement

On December 11, 2015, Select Medical Corporation (“Select”) and Select Medical Holdings Corporation (“Holdings”) entered into Amendment No. 6 (the “Amendment”) to Select’s senior secured credit facility with JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).  The Amendment (1) provides for the conversion of the outstanding Series D Term Loans of any lenders consenting thereto into a like principal amount of the Series E Term Loans, which has a maturity date of June 1, 2018, (2) raises the interest rate payable on the Series E Term Loans from Adjusted LIBO plus 2.75% (subject to an Adjusted LIBO rate floor of 1.00%), or Alternate Base Rate plus 1.75%, to Adjusted LIBO plus 4.00% (subject to an Adjusted LIBO rate floor of 1.00%), or Alternate Base Rate plus 3.00% or, if there is a Ratings Event (as defined in the Credit Agreement), Adjusted LIBO plus 4.25% (subject to an Adjusted LIBO rate floor of 1.00%), or Alternate Base Rate plus 3.25%, (3) increases the quarterly compliance threshold set forth in the leverage ratio financial maintenance covenant to a level of 5.75 to 1.00 from 5.00 to 1.00, (4) increases the capacity for incremental extensions of credit to $450.0 million, (5) amends the definition of “Consolidated EBITDA” to add back certain specialty hospital start-up losses and (6) makes certain other technical amendments to the Credit Agreement.  In connection with the Amendment, holders of $56.2 million principal amount of Series D Term Loans elected to convert that amount into the like principal amount of Series E Term Loans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION

Date: December 15, 2015	By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President, General Counsel and Secretary